Exhibit 99.1

THE MADISON SQUARE GARDEN COMPANY REPORTS

FISCAL 2017 SECOND QUARTER RESULTS

Fiscal 2017 second quarter revenue of $445.2 million, an increase of 8% versus the prior year quarter

Fiscal 2017 second quarter operating income of $58.3 million, an increase of 19% versus the prior year quarter

Fiscal 2017 second quarter adjusted operating income of $96.0 million, an increase of 17% versus the prior year quarter

NEW YORK, N.Y., February 3, 2017 - The Madison Square Garden Company (NYSE: MSG) today reported financial results for the second quarter ended December 31, 2016.

Financial results for both the fiscal 2017 and fiscal 2016 second quarters reflect the Company’s financial results on a standalone basis, including the Company’s actual corporate general and administrative costs.

For the fiscal 2017 second quarter, the Company generated revenues of $445.2 million, an increase of 8% as compared with the prior year period. In addition, the Company generated fiscal 2017 second quarter operating income of $58.3 million and adjusted operating income of $96.0 million, which represent increases of 19% and 17%, respectively, both as compared to the prior year second quarter. (1) (2) (3)

President and CEO David O’Connor said, “For the fiscal 2017 second quarter, we delivered robust top-line and adjusted operating income growth - driven by broad-based strength across our Entertainment and Sports businesses. In addition to a strong quarter for our core operations, we took an important step in expanding our live offerings with our purchase of a majority interest in TAO Group, which adds a complementary world-class entertainment dining and hospitality group that generates substantial adjusted operating income, with significant growth potential. Looking ahead, we are confident that with our continued commitment to delivering exceptional live experiences, we are well-positioned for attractive long-term growth and asset value creation for our shareholders.”

Results from Operations

Segment results for the quarters ended December 31, 2016 and 2015 are as follows:

	Revenues			Operating Income (Loss)			Adjusted Operating Income (Loss)
$ millions	F’Q2 2017	F’Q2 2016	% Change	F’Q2 2017	F’Q2 2016	% Change	F’Q2 2017	F’Q2 2016	% Change
MSG Entertainment	$192.5	$181.1	6%	$56.7	$44.3	28%	$63.7	$48.9	30%
MSG Sports	252.7	229.5	10%	40.2	40.5	(1)%	47.2	45.8	3%
Other	—	0.2	NM	(38.7)	(35.8)	(8)%	(14.9)	(12.6)	(19)%
Total Company	$445.2	$410.8	8%	$58.3	$49.0	19%	$96.0	$82.1	17%

Note: Does not foot due to rounding

(1)	The Company formerly referred to adjusted operating income (loss) as adjusted operating cash flow. The components of adjusted operating income (loss) are identical to the components of adjusted operating cash flow. See page 3 of this earnings release for the definition of adjusted operating income (loss) included in the discussion of non-GAAP financial measures.
(2)	During the fiscal 2017 first quarter, the Company refined its approach to allocating its corporate, venue operating and other shared expenses. Prior period results are reflected as originally reported and have not been restated. Had this approach been used in fiscal 2016, MSG Sports and MSG Entertainment operating income for the fiscal 2016 second quarter would have improved by approximately $0.7 million and less than $0.1 million, respectively, while Other operating loss would have increased by $0.8 million. Further, MSG Sports and MSG Entertainment adjusted operating income for the fiscal 2016 second quarter would have improved by approximately $0.8 million and $0.7 million, respectively, while Other adjusted operating loss would have increased by $1.5 million.
(3)	During the fiscal 2016 second quarter, for segment reporting purposes, ad sales commission revenues and associated expenses were allocated 50% to each of the MSG Entertainment and MSG Sports segments. Effective January 1, 2016, the Company began presenting all of its ad sales commission revenues and associated expenses within the MSG Sports segment. The segments’ operating results for the fiscal 2016 second quarter have been restated to reflect this change.

MSG Entertainment

For the fiscal 2017 second quarter as compared to the prior year period, MSG Entertainment revenues of $192.5 million increased 6%. The increase was primarily due to higher revenues for the Christmas Spectacular Starring the Radio City Rockettes production and higher overall event-related revenues at the Company’s venues, as well as higher venue-related sponsorship and signage and suite rental fee revenues. The increase in revenues for the Christmas Spectacular Starring the Radio City Rockettes production was primarily due to higher average ticket prices, while the increase in event-related revenues at the Company’s venues was primarily due to higher revenues at the Forum and, to a lesser extent, at The Garden, partially offset by lower revenues at The Theater at Madison Square Garden.

Fiscal 2017 second quarter operating income of $56.7 million increased 28% and adjusted operating income of $63.7 million increased 30%, both as compared to the prior year period. The increase in operating income and adjusted operating income as compared to the prior year period primarily reflects the increase in revenues and a decrease in direct operating expenses, slightly offset by higher selling, general and administrative expenses.

The decrease in direct operating expenses primarily reflects lower expenses for the Christmas Spectacular Starring the Radio City Rockettes production, partially offset by other net increases.

MSG Sports

For the fiscal 2017 second quarter as compared to the prior year period, MSG Sports revenues of $252.7 million increased 10%. The increase in revenues was primarily due to higher league distributions and professional sports teams’ ticket-related revenue. The increase in league distributions reflects the impact of the NBA’s new national media rights agreements which began with the 2016-17 NBA regular season, partially offset by other net decreases. The increase in professional sports teams’ ticket-related revenue primarily reflects higher average per-game revenue and one more New York Rangers pre-season game as compared to the prior year period. In addition, MSG Sports revenues increased due to higher event-related revenues from other live sporting events, professional sports teams’ food, beverage and merchandise sales, and local media rights fees from MSG Networks Inc.

Second quarter operating income decreased by $0.3 million to $40.2 million and adjusted operating income increased by $1.5 million to $47.2 million. The decrease in operating income primarily reflects an increase in direct operating expenses and, to a lesser extent, an increase in selling, general and administrative expenses (including stock-based compensation expense), largely offset by the increase in revenues. The increase in adjusted operating income primarily reflects the increase in revenues, largely offset by higher direct operating expenses and, to a lesser extent, higher selling, general and administrative expenses (excluding stock-based compensation expense).

The increase in direct operating expenses primarily reflects higher team personnel compensation costs and, to a lesser extent, higher net provisions for NBA and NHL revenue sharing expense, event-related expenses associated with other live sporting events, and other team operating expenses.

Other

For the fiscal 2017 second quarter, Other operating loss of $38.7 million and adjusted operating loss of $14.9 million increased by $2.9 million and $2.4 million, respectively, primarily due to higher employee compensation and related benefits and an increase in the Company’s provision for New York State and City capital tax, partially offset by lower professional fees.

About The Madison Square Garden Company

The Madison Square Garden Company (MSG) is a world leader in live sports and entertainment that presents or hosts a broad array of world-class events — including concerts, sporting events, family shows and special events - in an unparalleled mix of celebrated venues that span four of the nation’s largest entertainment markets. Those venues are: New York’s Madison Square Garden, The Theater at Madison Square Garden, Radio City Music Hall and Beacon Theatre; the Forum in Inglewood, CA; The Chicago Theatre; and the Wang Theatre in Boston. In addition, MSG has a diverse collection of properties that includes some of the most widely-recognized sports franchises: the New York Knicks (NBA), the New York Rangers (NHL) and the New York Liberty (WNBA), along with two development league teams -- the Westchester Knicks (NBADL) and the Hartford Wolf Pack (AHL). The Company also features popular original entertainment productions -- the Christmas Spectacular and New York Spectacular - both starring the Radio City Rockettes, and through Boston Calling Events, produces outdoor festivals, including New England’s premier Boston Calling Music Festival. More information is available at www.themadisonsquaregardencompany.com.

Non-GAAP Financial Measures

We define adjusted operating income (loss), which is a non-GAAP financial measure, as operating income (loss) before 1) depreciation, amortization and impairments of property and equipment and intangible assets, 2) share-based compensation expense or benefit, 3) restructuring charges or credits and 4) gains or losses on sales or dispositions of businesses. Because it is based upon operating income (loss), adjusted operating income (loss) also excludes interest expense (including cash interest expense) and other non-operating income and expense items. We believe that the exclusion of share-based compensation expense or benefit allows investors to better track the performance of the various operating units of our business without regard to either the distortive effects of fluctuating stock prices or the settlement of an obligation that is not expected to be made in cash.

The Company formerly referred to adjusted operating income (loss) as adjusted operating cash flow. The components of adjusted operating income (loss) are identical to the components of adjusted operating cash flow.

We believe adjusted operating income (loss) is an appropriate measure for evaluating the operating performance of our business segments and the Company on a consolidated basis. Adjusted operating income (loss) and similar measures with similar titles are common performance measures used by investors and analysts to analyze our performance. Internally, we use revenues and adjusted operating income (loss) measures as the most important indicators of our business performance, and evaluate management’s effectiveness with specific reference to these indicators. Adjusted operating income (loss) should be viewed as a supplement to and not a substitute for operating income (loss), net income (loss), cash flows from operating activities, and other measures of performance and/or liquidity presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Since adjusted operating income (loss) is not a measure of performance calculated in accordance with GAAP, this measure may not be comparable to similar measures with similar titles used by other companies. For a reconciliation of adjusted operating income (loss) to operating income (loss), please see page 4 of this release.

Forward-Looking Statements

This press release may contain statements that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results, developments and events may differ materially from those in the forward-looking statements as a result of various factors, including financial community and rating agency perceptions of the Company and its business, operations, financial condition and the industry in which it operates and the factors described in the Company’s filings with the Securities and Exchange Commission, including the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained therein. The Company disclaims any obligation to update any forward-looking statements contained herein.

# # #

Contacts:

Kimberly Kerns Senior Vice President Communications The Madison Square Garden Company (212) 465-6442	Ari Danes, CFA Senior Vice President Investor Relations The Madison Square Garden Company (212) 465-6072

Conference Call Information:

The conference call will be Webcast live today at 10:00 a.m. ET at www.themadisonsquaregardencompany.com

Conference call dial-in number is 877-347-9170 / Conference ID Number 52564839

Conference call replay number is 855-859-2056 / Conference ID Number 52564839 until February 10, 2017

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED/COMBINED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2016	2015	2016	2015
Revenues	$445,150	$410,838	$626,845	$561,219
Direct operating expenses	266,673	249,632	378,080	320,982
Selling, general and administrative expenses	94,260	86,262	171,281	144,630
Depreciation and amortization	25,966	25,905	52,076	51,145

Operating income	58,251	49,039	25,408	44,462
Other income (expense):
Earnings (loss) in equity method investments	(1,188)	(2,475)	(2,182)	204
Interest income	2,692	1,448	5,091	2,405
Interest expense	(491)	(514)	(901)	(1,054)
Miscellaneous income (expense)	1,405	(4,080)	1,405	(4,080)

Income from operations before income taxes	60,669	43,418	28,821	41,937
Income tax benefit (expense)	(3,248)	70	(314)	(52)

Net income	57,421	43,488	28,507	41,885
Less: Net loss attributable to noncontrolling interests	(305)	—	(593)	—

Net income attributable to The Madison Square Garden Company’s stockholders	$57,726	$43,488	$29,100	$41,885

Basic earnings per common share attributable to The Madison Square Garden Company’s stockholders	$2.41	$1.74	$1.21	$1.68
Diluted earnings per common share attributable to The Madison Square Garden Company’s stockholders	$2.39	$1.74	$1.20	$1.67
Basic weighted-average number of common shares outstanding	23,971	24,971	24,013	24,949
Diluted weighted-average number of common shares outstanding	24,143	25,055	24,192	25,031

THE MADISON SQUARE GARDEN COMPANY

ADJUSTMENTS TO RECONCILE OPERATING INCOME (LOSS) TO

ADJUSTED OPERATING INCOME (LOSS)

(Dollars in thousands)

The following is a description of the adjustments to operating income (loss) in arriving at adjusted operating income (loss) as described in this earnings release:

•	Share-based compensation expense. This adjustment eliminates the compensation expense relating to restricted stock units granted under our employee stock plan and non-employee director plan in all periods.

•	Depreciation and amortization. This adjustment eliminates depreciation, amortization and impairments of property and equipment and intangible assets in all periods.

	Three Months Ended December 31,		Six Months Ended December 31,
	2016	2015	2016	2015
Operating income	$58,251	$49,039	$25,408	$44,462
Share-based compensation	11,743	7,154	20,098	10,259
Depreciation and amortization	25,966	25,905	52,076	51,145

Adjusted operating income	$95,960	$82,098	$97,582	$105,866

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED/COMBINED OPERATIONS DATA

(Dollars in thousands)

(Unaudited)

REVENUES

	Three Months Ended December 31,
	2016	2015	% Change
MSG Entertainment	$192,485	$181,087	6%
MSG Sports	252,665	229,533	10%
All other	—	218	NM

The Madison Square Garden Company Total	$445,150	$410,838	8%

	Six Months Ended December 31,
	2016	2015	% Change
MSG Entertainment	$303,183	$258,113	17%
MSG Sports	323,662	302,681	7%
All other	—	425	NM

The Madison Square Garden Company Total	$626,845	$561,219	12%

OPERATING INCOME (LOSS) AND ADJUSTED OPERATING INCOME (LOSS)

	Operating Income (Loss)			Adjusted Operating Income (Loss)
	Three Months Ended December 31,			Three Months Ended December 31,
	2016	2015	% Change	2016	2015	% Change
MSG Entertainment	$56,746	$44,276	28%	$63,655	$48,892	30%
MSG Sports	40,205	40,534	(1)%	47,210	45,756	3%
All other	(38,700)	(35,771)	(8)%	(14,905)	(12,550)	(19)%

The Madison Square Garden Company Total	$58,251	$49,039	19%	$95,960	$82,098	17%

	Operating Income (Loss)			Adjusted Operating Income (Loss)
	Six Months Ended December 31,			Six Months Ended December 31,
	2016	2015	% Change	2016	2015	% Change
MSG Entertainment	$49,460	$43,919	13%	$62,594	$52,025	20%
MSG Sports	49,522	60,513	(18)%	62,629	70,169	(11)%
All other	(73,574)	(59,970)	(23)%	(27,641)	(16,328)	(69)%

The Madison Square Garden Company Total	$25,408	$44,462	(43)%	$97,582	$105,866	(8)%

THE MADISON SQUARE GARDEN COMPANY

CONSOLIDATED BALANCE SHEETS

(In thousands, except per share data)

(Unaudited)

	December 31, 2016	June 30, 2016
ASSETS
Current Assets:
Cash and cash equivalents	$1,410,345	$1,444,317
Restricted cash	19,652	27,091
Accounts receivable, net	90,837	75,998
Net related party receivables, current	3,996	4,079
Prepaid expenses	40,460	27,031
Other current assets	23,710	25,337

Total current assets	1,589,000	1,603,853
Net related party receivables, noncurrent	—	1,710
Investments and loans to nonconsolidated affiliates	264,484	263,546
Property and equipment, net of accumulated depreciation and amortization of $589,646 and $540,801 as of December 31, 2016 and June 30, 2016, respectively	1,131,236	1,160,609
Amortizable intangible assets, net	24,297	15,729
Indefinite-lived intangible assets	166,850	166,850
Goodwill	289,704	277,166
Other assets	87,214	54,487

Total assets	$3,552,785	$3,543,950

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$29,204	$13,935
Net related party payables	16,271	15,275
Accrued liabilities:
Employee related costs	85,445	119,357
Other accrued liabilities	146,791	133,832
Deferred revenue	371,806	332,416

Total current liabilities	649,517	614,815
Defined benefit and other postretirement obligations	56,436	66,035
Other employee related costs	23,828	32,921
Deferred tax liabilities, net	194,897	194,583
Other liabilities	50,076	49,175

Total liabilities	974,754	957,529

Commitments and contingencies
The Madison Square Garden Company Stockholders’ Equity:
Class A Common stock, par value $0.01, 120,000 shares authorized; 19,433 and 19,777 shares outstanding as of December 31, 2016 and June 30, 2016, respectively	204	204
Class B Common stock, par value $0.01, 30,000 shares authorized; 4,530 shares outstanding as of December 31, 2016 and June 30, 2016	45	45
Preferred stock, par value $0.01,15,000 shares authorized; none outstanding as of December 31, 2016 and June 30, 2016	—	—
Additional paid-in capital	2,812,156	2,806,352
Treasury stock, at cost, 1,015 and 671 shares as of December 31, 2016 and June 30, 2016, respectively	(166,815)	(101,882)
Accumulated deficit	(46,587)	(75,687)
Accumulated other comprehensive loss	(31,773)	(42,611)

Total The Madison Square Garden Company stockholders’ equity	2,567,230	2,586,421
Noncontrolling interests	10,801	—

Total equity	2,578,031	2,586,421

Total liabilities and equity	$3,552,785	$3,543,950

THE MADISON SQUARE GARDEN COMPANY

SELECTED CASH FLOW INFORMATION

(Dollars in thousands)

(Unaudited)

	Six Months Ended December 31,
	2016	2015
Net cash provided by operating activities	$109,932	$114,282
Net cash used in investing activities	(62,691)	(79,130)
Net cash provided by (used in) financing activities	(81,213)	1,509,534

Net increase (decrease) in cash and cash equivalents	(33,972)	1,544,686
Cash and cash equivalents at beginning of period	1,444,317	14,211

Cash and cash equivalents at end of period	$1,410,345	$1,558,897